Exhibit 99.1

First Quarter 2014 Earnings

02-May-2014

CORPORATE PARTICIPANTS

Ramses M. Erdtmann – SVP, Investor Relations& Administration

Manmeet Singh Soni – Chief Financial Officer

Robert W. Duggan – Chairman and CEO

Matt Outten – VP, Commercial Operations

Jesse McGreivy MD – Chief Medical Officer

Maria Fardis – Chief Oncology Operations & Alliances

CONFERENCE CALL PARTICIPANTS

Brian Skorney	Whitney G. Ijem
R.W. Baird – Analyst	JPMorgan – Analyst

Navdeep Singh	Jason D. Kantor
Goldman Sachs – Analyst	Credit Suisse – Analyst

Joel D. Sendek	Mayur I. Somaiya
Stifel Nicolaus – Analyst	Nomura – Analyst

Michael G. King Jr.	Robyn Karnauskas
JMP Securities – Analyst	Deutsche Bank – Analyst

Raluca Pancratov	Matthew J. Andrews
Sanford C. Bernstein – Analyst	Wells Fargo Securities – Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Pharmacyclics First Quarter 2014 Financial Results Conference Call. At this time, all participants are in a listen–only mode. Later, we will conduct a question–and–answer session and instructions will be given at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I'll now introduce your host for today's conference, Ramses Erdtmann, Senior Vice President, Investor Relations. You may begin.

Ramses Erdtmann – SVP, Investor Relations & Administration, Pharmacyclics, Inc.

Thank you very much, Ashley. Welcome to Pharmacyclics' 2014 first quarter earnings conference call. With me on the call is our entire executive team. We will hear prepared remarks by our CEO, Bob Duggan; our CFO, Manmeet Soni; our Vice President of Commercial Operations, Matt Outten; our CMO, Dr. Jesse McGreivy; and our Chief of Oncology Operations and Alliances, Dr. Maria Fardis.

Before we begin, let me remind you that this non–confidential presentation contains forward-looking statements about the business prospects of Pharmacyclics, including expectations regarding Pharmacyclics' financial performance, commercial products and potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of Pharmacyclics' product programs, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market, and developments by competitors and those factors detailed in Pharmacyclics' filings with the SEC such as the 10-Q, 10-K and 8-K reports.

I would now like to turn the call over to our CEO, Bob Duggan.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Ramses. These are really productive times at Pharmacyclics. Today we are reporting our first full quarter as a commercial organization with $56.2 million of IMBRUVICA net sales. Well over 10,000 bottles of IMBRUVICA have shipped since our approval in November.

We are clearly positively impacting many lives with IMBRUVICA and as you will learn during our call today, we have initiated large scale clinical trials in partnership with Janssen that will yield a host of regulatory filings over the next one to four years, potentially leading to numerous additional indications for patients treated either with IMBRUVICA as a single agent or in combination with standards of care.

IMBRUVICA's profile and performance leads us to feel our molecule has the potential to transform the treatment of B-cell malignancies. The uptake in mantle cell in the past five months and, most recently, CLL over the past few months speaks to a significant unmet medical need.

Together, in partnership with Janssen, we are working on the clinical development and commercial expansion of IMBRUVICA with a combined 700 highly-valued team members. I couldn't be more proud of our combined teams who so swiftly brought IMBRUVICA to the U.S. market in these past few months.

In January, we learned about the interim results of our Phase III CLL study, RESONATE, and its especially positive result in progression-free survival and overall survival. In February, we received an accelerated approval for IMBRUVICA in CLL patients with one prior therapy and, most recently in April, we filed the full RESONATE data package with the FDA.

Along with our European filings last year, well-orchestrated by our partner, Janssen, we are looking towards a robust worldwide registration of IMBRUVICA over the next 12 months and beyond. We define the success of IMBRUVICA and the success of our company by the degree we help patients achieve a true benefit from therapy.

At Pharmacyclics, we are highly focused on patients benefiting from therapy and achieving long-term positive effects while on our therapy. We look at the speed of efficacy, duration and tolerability of therapy in relation to the side effects profile, as well as in relation to other available therapies.

As you look at the marketplace and compare the various existing and new therapies, you could ask yourself, as we do, what are the benefits of each therapy is providing and for what length of time? What is the discontinuation rate for each of these compounds?

You will learn at ASCO, for the first time, comparative, randomized results between IMBRUVICA and a standard of care in CLL. You will also see an additional presentation addressing three-year follow-up data in CLL patients with four prior therapies, demonstrating the impressive safety and efficacy of IMBRUVICA through time.

Over the past months, there have been some questions as to the validity of different sales reporting databases and also questions about the accuracy of the information these services provide. Estimates from the reporting companies are projections and may or may not be accurate, making revisions often necessary, as we have seen in this past quarter.

We will not comment on third party reported numbers and trends. We respectfully request that you address your questions to these reporting companies. The most reliable report of IMBRUVICA sales will be what we report to you on a quarterly basis.

You will hear today a summary of our financials followed by a review of our commercial expansion, a clinical update in particular on our single and combination strategy, and we will provide a general overview of our regulatory timelines for the indications we are pursuing today.

I will now turn the call over to Manmeet Soni, our CFO. Manmeet?

Manmeet Singh Soni – Chief Financial Officer, Pharmacyclics, Inc.

Thank you, Bob.

Good morning everyone and thank you all for joining us today.

Pharmacyclics had an excellent start in 2014. We received our second FDA approval for CLL giving us $60 million of milestone revenue during the first quarter of 2014. Additionally, we completed our first full quarter of product revenues for MCL, and 6 weeks for CLL. We also closed the first quarter of 2014 in a strong financial position with $690 million in cash, cash equivalents and marketable securities as compared to $636 million as of December 2013.  Consistent with the last quarter guidance, we continue to expect to end the year 2014 with cash, cash equivalents and marketable securities in excess of $600 million.

Earlier today we reported Non-GAAP net income of $31.3 million, or $0.40 of income per diluted share for the first quarter of 2014,  as compared to Non-GAAP net loss of $28.3 million, or $0.40 of loss per diluted share, for the first quarter of 2013.  Our first full quarter of IMBRUVICA’s net product revenue was $56.2 million. We recognize revenue from IMBRUVICA’s product sales once title and risk of loss, transfers to our customers.

Our gross product revenue for the quarter was approximately $64.8 million. Our adjustments for charge-backs, rebates, reserves and discounts were approximately $8.6 million. This calculates a gross to net adjustment of approximately 13.3% for the first quarter of 2014, resulting in net product revenue of $56.2 Million.

During our fourth quarter call, we highlighted that approximately $3.6 million of our fourth quarter 2013 revenue was related to inventory in the distribution channel as of Dec 31st, 2013.

Though our net product revenue increased to $56.2 million in the first quarter of 2014, our inventory in the distribution channel has only increased by $3.8 million to approximately $7.4 million at end of the first quarter. Accordingly, the actual product demand during the quarter was approximately $52.4 million.

We currently estimate, that based on the current information, our net product revenue for IMBRUVICA in the second quarter will be $80 million plus or minus 5%. The percentage increase in net product revenue from the fourth quarter of the prior year over the first quarter of the current year was primarily due to approval of the second indication during the middle of the quarter.

This growth rate may not, at this time, be indicative of the future quarterly growth rates. We predict nominal growth rates until we benefit from another label. Until this occurs, and until we better understand and can predict the patient duration and mix, we are using the second quarter estimates as a calculation for our 2014 full year guidance of net product revenues.

We currently anticipate, based on the current information, that our net product revenue for the full year will be $295 million, plus or minus 5%. We will update you during our quarterly calls, as we learn and further understand the patient dynamics.

During the first quarter of 2014, we shipped approximately 4,000 bottles of 90 count capsules and approximately 2,900 bottles of 120 count capsules. As of today, since the launch of IMBRUVICA, Pharmacyclics has shipped more than 10,000 bottles to patients in need.

Let’s now review our costs and expenses for the quarter ended March 2014.

Our Non GAAP costs and expenses, which exclude stock based compensation, were $88.2 million for the first quarter of 2014, as compared to $32.2 million for the first quarter of 2013; this represents a $56.0 million increase. This increase was primarily due to the expansion of our commercial activities for IMBRUVICA, after the FDA approval for CLL and MCL patients and the expansion of our development program for IMBRUVICA in collaboration with Janssen.

For the first quarter of 2014, our 40% share of direct IMBRUVICA R&D expenses and 50% share of direct IMBRUVICA SG&A expenses amounted to $24.4 million and $18.1 million, respectively, totaling to $42.5 million.

Pharmacyclics recognizes 100% of product revenue and cost of goods sold in the United States. In the first quarter of 2014, we recorded net product revenues of $56.2M and cost of goods sold of $6.1 million, which resulted in a net amount of $50 million. We split these amounts with our partner Janssen on a 50/50 basis and therefore we recorded a cost of collaboration expense of $25M in our P&L. To date, a total of $134.3 million in Excess Amounts have been recorded as a reduction in costs and expenses. During the quarter ended March 31, 2014, we recorded no additional use of Excess Amounts as we did not reach the $50M expense cap in the quarter.

Our share of direct IMBRUVICA R&D and SG&A expenses under the collaboration added up to $42.5M in expenses offset by our share of profits amounting to $25.0 million, resulting in $17.5 million of net qualified expenses towards the annual $50 million expense cap. As of March 31, 2014, we had an additional $65.7 million available in Excess Amounts. With the current growth in revenue and expenses, we anticipate to use minimal, if any, of Excess Amounts during the second quarter of 2014.

We ended with $6.1 million of Cost of Goods Sold for the first quarter of 2014, which is approximately 11% of Net product revenue as compared to 26% for the fourth quarter of 2013. We expect this percentage to improve over time and normalize in the high single digit range.

Our R&D expenses for the first quarter of 2014 were $24.4 million as compared to $34.2 million in the fourth quarter of 2013. This reduction is primarily due to timing of certain clinical and development activities. This reduction is not indicative of future quarters as we anticipate the cost of new trials to increase in the upcoming quarters. We anticipate our SG&A expenses under the collaboration to increase to support revenue growth in the future quarters.

I would now like to turn the call over to Matt Outten our VP of Commercial Operations. Matt?

Matthew Outten – VP, Commercial Operations Pharmacyclics, Inc.

Thank you, Manmeet. Quarter one has been busy and successful for our commercial teams. Our 62 sales representatives, 19 market access teammates and JBI's full-time equivalent sales representatives have been out in the field educating healthcare professionals on the unique, efficacious, and well-tolerated benefits of IMBRUVICA.

Our sales representatives have contacted the majority of the core U.S. MCL treating physicians, and during this quarter have now focused on the CLL specialists as well. Our national account executives have seen all of the large national and regional commercial payers who are covering IMBRUVICA in both CLL and MCL for patients who have received one prior therapy.

Today doctors are embracing the oral, once daily, single agent, chemo-free profile that IMBRUVICA offers patients. We have seen prescription uptake, broad awareness and use within the academic and community centers. As expected, some community doctors require further education of the benefits that this targeted oral therapy offers. In November at the first approval for MCL, we saw IMBRUVICA being prescribed for the sickest patients. We have since seen the use gradually increase to healthier patients.

Shifting gears, our access programs continue to set the standard for true, patient-friendly outreach. Our YOU&i Start program, which is basically free medicine for up to 60 days for eligible patients experiencing insurance coverage delays, has been utilized by only a few patients due to the fast and broad coverage by government and commercial payers.

Our YOU&i Access Instant Savings Programs, which limits commercial patients' out of pocket cost to $25 regardless of income level, has been used by many patients. This program provides easy access and is quite popular. Along with our charitable donations to third-party advocacy foundations, we are working to ensure that our patients in need gain access to IMBRUVICA independent of their financial status.

We have made great progress this quarter with our commercial launch and continue to refine and adjust our marketing and sales strategies and tactics as we continue to gain market share and learn from our daily sales experiences. Today we have taken over the lead in relapsed refractory MCL as reported by patient claims data and are working hard to become the leader in CLL as well.

I will now turn the call over to our CMO, Dr. Jesse McGreivy. Jesse?

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

Thank you, Matt. As many of you know, the strength of IMBRUVICA as a single agent is well documented. We believe the clinical success of Dr. John Byrd and Dr. Michael Wang's studies, both resulting in the receipt of an FDA approval, is just the beginning for this molecule.

If you look at what Dr. Susan O'Brien presented this past ASH 2013 regarding the durability of IMBRUVICA, 69.7% of relapsed refractory responding CLL patients with a median of four prior therapies were benefiting, alive and progression-free at a median of 23 months of follow-up. In the same presentation, you also get to see how IMBRUVICA performs for treatment-naive patients. 95.8% of these patients were benefiting, alive and progression-free from single agent IMBRUVICA at a median of 28 months of follow-up.

We do believe, however, that there are patients who benefit from using IMBRUVICA in combination with other anti-cancer therapies. IMBRUVICA's tolerability profile makes it a great candidate to undertake this type of approach. That's why about half of our studies to date look at combination regimens with IMBRUVICA.

Histologies in which combinations are currently being studied include CLL, SLL, MCL, FL, MZL, DLBCL and multiple myeloma. In addition, we are also looking at combinations with novel agents in clinical development, and as their clinical data matures, we will be evaluating these combinations in clinical trials.

Most importantly, as announced on April 7, we submitted our Phase III data to the FDA in support of receiving a full approval for our CLL label. We hope to have the updated label by year-end. The data generated by RESONATE is a historical achievement in the relapsed refractory CLL setting. It's really the first time benefit and overall survival has been demonstrated against an approved active comparator. This benefit in overall survival was observed at the interim analysis in January, despite the fact that ofatumumab-treated patients were allowed to cross over to IMBRUVICA after disease progression had been confirmed as of August 2013. This truly speaks to the efficacy and safety of IMBRUVICA and the strength of the data.

RESONATE is a 391-patient Phase III study that was conducted at more than 70 clinical sites in 10 countries. We are all very excited to have the opportunity to share this data with you in an oral presentation at the upcoming ASCO meeting in the first week of June.

Also at ASCO we will provide an update from our single agent CLL/SLL long-term extension study, PCYC-1103 with three years of follow-up. We will also have three other poster presentations at this year's ASCO. One of them reports data on the combination of IMBRUVICA and ofatumumab from our 71-patient Phase I/II study. Here you will see the impact of adding an anti-CD-20 human antibody to IMBRUVICA in patients with relapsed refractory CLL and SLL. We examined the impact of various sequential dosing strategies versus the CD-20 antibody.

We would like to provide a top level update on the multiple myeloma PCYC-1111 study. Cohort 4 was recently expanded as we crossed a pre-specified boundary of response in the initial 18 patients enrolled in this cohort. Cohort 4, which evaluates ibrutinib at 840 mg daily in combination with dexamethasone, has been expanded to enroll a total of 43 multiple myeloma patients.

Cohorts 1 through 3 did not meet the pre-specified boundary of response and thus were not expanded. We will continue to develop IMBRUVICA in multiple myeloma in combination with other agents.

Lastly, we are excited to announce that last month we have dosed our first patient in a Phase I rheumatoid arthritis trial with our BTK inhibitor for autoimmune indications and should have preliminary data from this trial by Q1 2015.

I will now turn the call over to Maria, who will give you an update on our combination studies and clinical timelines.

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Thank you, Jesse. Our clinical development team delivered another three months of very highly productive activities this past quarter. I would like to share some of these highlights with you today.

As described in the press release, we currently have 43 active and ongoing clinical trials in eight diseases, including 11 Phase III trials. Once fully enrolled, these studies alone represent over 7,500 patients participating in the clinical development of IMBRUVICA, truly an outstanding number, with six of these 43 studies starting to enroll during the first quarter of 2014. We are exploring the potential of IMBRUVICA as a single agent in 21 studies and as backbone to combination therapies for most of the B-cell malignancies in an additional 22 studies.

Our clinical program is broad, both in terms of the number of the diseases we're investigating using IMBRUVICA as well as the nature of therapy in terms of using IMBRUVICA as a single agent as well as combinations. I will touch upon some of them during this morning's call, and to provide a general overview.

In treatment-naive CLL, two large Phase III investigator-sponsored studies are being conducted in order to evaluate the potential of IMBRUVICA in combinations with purine analogs and alkylators. The Alliance study, led by Dr. Woyach at the Ohio State University is designed to be evaluating the effect of IMBRUVICA alone versus IMBRUVICA plus rituximab versus bendamustine/rituximab in 523 elderly treatment-naïve CLL patients.

The ECOG study, which is designed to allow investigation of the combination of IMBRUVICA and rituximab versus FCR in young, treatment-naive CLL patients was also initiated in the past quarter. IMBRUVICA is now being studied in a Phase III trial led by the German Study Group in untreated, intermediate or high-risk patients with CLL, comparing monotherapy IMBRUVICA to placebo or no therapy in a study called CLL12.

In the previously treated space, Dr. Jan Burger at MD Anderson, is currently enrolling a 208-patient study investigating the impact of adding rituximab to IMBRUVICA in the CLL patients.

Also in the relapsed refractory CLL, IMBRUVICA plus REVLIMID is being studied at the National Cancer Institute as well in a 40-patient CLL study. Multiple company-sponsored trials will allow investigation of the combination of IMBRUVICA plus BR in diseases such as CLL, MCL and FL. These trials are global, registrational Phase III studies.

IMBRUVICA is being studied in combination with rituximab and REVLIMID in another NCI-sponsored study in treatment-naïve follicular lymphoma patients who are Stage 2 to Stage 4 of the disease at the time of diagnosis. In addition, the combination of IMBRUVICA and REVLIMID is being investigated at the Ohio State University in marginal zone lymphoma, follicular lymphoma, and diffuse large B-cell lymphoma.

Let me now turn to the data that we will generate in our studies. Over the next eight months in 2014, we will provide a number of clinical updates to our program. So far, we have a label in one of the three breakthrough therapies that IMBRUVICA has received, which is MCL. We continue our work toward the second and the third label in deletion 17p CLL and Waldenstrom's. We are continuing our discussions on Waldenstrom's with the agency to determine the finding requirements based on the Phase II data that we have in hand to date.

In the meantime, we will start a Phase III study in patients with Waldenstrom's by third quarter 2014, as this will offer us access -- IMBRUVICA to the patients in Waldenstrom's, as well as it would expectedly generate data as a randomized trial for full approval.

In addition, in the second half of this year, we are going to report the Phase II data of IMBRUVICA from a four-dosing cohort of relapsed refractory multiple myeloma patients.

Also in 2014, we expect a regulatory update from our European community based on CLL and MCL findings that took place in October 2013. This was the start of a very broad, worldwide regulatory finding initiative organized by our collaboration partner, Janssen, to establish IMBRUVICA in all major markets.

In 2015, our rapid progress in developing IMBRUVICA is expected to continue, as we plan to have data available from treatment-naïve CLL patients from our study PCYC-1115. PCYC-1115 is a study in which single agent IMBRUVICA is compared to chlorambucil for elderly treatment-naïve CLL patients. We plan to pursue submission of this data to support a full label in frontline CLL in 2015.

It is our goal to achieve a label for each of the major B-cell malignancies in relapsed refractory and treatment-naïve patients in the near future. In the United States, we expect at least one new indication or label update every year for the next five years.

I will now turn the call over to Bob.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Operator, I would like to open the floor to Q&A, please.

QUESTION AND ANSWER SECTION

Operator

Thank you. Our first question comes from Mike King of JMP Securities. Your line is open.

Mike G. King – Analyst, JMP Securities LLC

Good morning, guys. Thanks for taking my question. Can you hear me okay?

Ramses Erdtmann – SVP, Investor Relations & Administration, Pharmacyclics, Inc.

Yup.

Mike G. King – Analyst, JMP Securities LLC

Congrats on a full quarter. I have a number of questions, and just cut me off if I'm taking up too much time. But I just wonder if you could talk about a couple of things in the quarter in terms of utilization. Do you have any longitudinal data that would indicate if you have some kind of sense of the patient turnover in the quarter?

Matthew Outten – VP, Commercial Operations Pharmacyclics, Inc.

Yes, hi. This is Matt Outten. So we do have those numbers and do track that, but we don't feel on a public call that it would be a good idea to release those, but we do, of course have those, I apologize though and say, I won't answer you directly. Sorry, Mike.

Mike G. King – Analyst, JMP Securities LLC

That's okay. And then a related question is, I know you don't promote to off-label, but I just wonder, you did mention utilization in frontline, just wondering if you can give us any sense of utilization there and whether there's off-label in anything else like Waldenstrom's or whatever? NHL?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Mike, we'll defer that to a much later point in time. It's not our prerogative to be discussing off-label use of the molecule at this early date.

Mike G. King – Analyst, JMP Securities LLC

Okay. And then, just in terms of the cadence of the readout of the ongoing trials, if I interpret the PR correctly, it looks like perhaps RESONATE 17 would be the next trial readout but I'm curious if you can give us perhaps some broad perspective on when we can see readouts of things like HELIOS, BRILLIANCE and the Alliance study?

Maria Fardis - Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Thank you, Mike. This is Maria. I appreciate the question. Yes, RESONATE 17 will be read this year, it will cross the primary end point during the 2014, and we expect to have the data and the results by late this year. Some of our remaining studies that you refer to such as CLL-3001 are event-driven trials, and so the actual timing of interim analysis or final analysis will depend on how the events will come through. Very few of them are, in fact, time-based analyses. So, we will provide you an update as we get closer in terms of the number of events and we are more confident about the timing of when we can conduct these analyses.

Mike G. King – Analyst, JMP Securities LLC

Okay. I appreciate that. Just a follow-up on RESONATE 17, is it possible the readout there could be by ASCO?

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

The readout will not be by ASCO given that the study is still ongoing and it hasn't reached a time for primary endpoint analysis. But if you are referring to ASH, it's possible.

Mike G. King – Analyst, JMP Securities LLC

ASH. Okay. I'll get back in queue. Thanks.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: Thank you. Our next question comes from Joel Sendek of Stifel. Your line is open.

Joel D. Sendek – Analyst, Stifel, Nicolaus & Co., Inc.

Good morning. Thanks a lot. I guess my question has to do with the guidance. If I work out the numbers for the quarters, it suggests flat sales in the third quarter and the fourth quarter. I know you said it's, you're suggesting that in anticipation of a label enhancement driving the sales up, but I'm wondering why you can't do better than that, or maybe you're just being conservative with your guidance, especially as you penetrate the community doctors more. Thanks.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You answered the question, Joel. We're being conservative.

Joel D. Sendek – Analyst, Stifel, Nicolaus & Co., Inc.

Okay. That's fair enough. Better you be that way than the other way.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Exactly.

Joel D. Sendek – Analyst, Stifel, Nicolaus & Co., Inc.

How about, can you comment a little bit on the split between MCL and CLL and, help us with how we should model it in the future? Should we expect more CLL over time, because it's more of an even split than I would have expected at this point in time?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Well, those numbers will play out over time and we, like you, watch it carefully, are very interested in it. I think as we come to Q2, we'll have a full quarter of each and a little maturity in each and it'll be much more reflective. So we'll be happy to provide you some color at that time.

Joel D. Sendek – Analyst, Stifel, Nicolaus & Co., Inc.

Okay.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

I was going to say, CLL is a larger indication and over time that will manifest itself. But we continue to see growth in MCL. So we're pleased with progress in both histologies.

Joel D. Sendek – Analyst, Stifel, Nicolaus & Co., Inc.

Okay. And sorry, one last final thing. Do you expect the inventory piece to build over time or do you expect, for example, the $7.4 million in inventory this quarter to be drawn down? Or do you think that that number will just continue to increase over the next couple quarters?

Manmeet Singh Soni – Chief Financial Officer, Pharmacyclics, Inc.

Hi, Joel. This is Manmeet. I think it will continue to increase slightly as we grow in our revenues because for stocking purposes, because all our distributors will normally stock for a week or so for their inventory. So I would say, yes, that will continue to increase as we grow in our revenues.

Joel D. Sendek – Analyst, Stifel, Nicolaus & Co., Inc.

Okay. Thank you.

Operator

Thank you. Our next question comes from Brian Skorney of Robert Baird. Your line is open.

Brian P. Skorney – Analyst, Robert W. Baird & Co., Inc.

Hey, good morning, guys. Thanks for taking the questions and congrats on a really nice quarter. I guess I just want to follow-up a little more on Joel's question on the guidance. I understand that you're being conservative but it almost comes off hard to even achieve the number that you're giving us coming out of the second quarter. It almost implies zero new patient starts. And I hear that you're being conservative, Bob, but is this even realistic? Is there actually a risk that there would be no new patient starts? Are we already at an equilibrium between initiations and dropouts?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Well, I share your sentiments, Brian. We have an obligation to make sure that anything unforeseen is somewhat taken into account so that's a bit of an oxymoron. And the numbers that we project here take into account the unknown, which hopefully will never occur. But we've given numbers that we're pleased with. The alternative is just to give no forecast whatsoever. So we're one month into our quarter. We're pleased with our progress and we'll have a further update as the quarter comes to an end.

This business of launching products is variable and has many factors that drive it. This is our first launch. This is our only product. So we're sensitive to any perturbation. I would just say that these are numbers we're very comfortable with and that should provide you with a bottom end of a range and you're free to assess any upper range. We just caution to say nobody knows, and we'll do our best to continue our momentum, and we're pleased with our progress.

Brian P. Skorney – Analyst, Robert W. Baird & Co., Inc.

Okay. And then just when we think about the scripts that you're seeing right now, do you guys have any feel for how much penetration into the relapsed refractory CLL population you're seeing right now? Just any sort of broad stroke. Do you think these are all the patients that are relapsing with CLL right now, or it's 50%? Just a very general guidance there would be helpful.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Matt?

Matthew Outten – VP, Commercial Operations Pharmacyclics, Inc.

It's an interesting question. Patients progress over time and so I think that there were some patients when we first launched who had been waiting, and then, as then the therapies that they're on either stop working or they get a side effect or tolerability issue, I think that's then a good opportunity for that patient and physician to consider IMBRUVICA. So I guess my short answer would be no, I don't think it is stopped. I think there are still lots of patients.

If you look at some of the patient data, I think you see those trends. I mentioned in my remarks that we had gained the lead in terms of second line MCL and I think that's pretty good considering how long we've been out. And with CLL we'll be tracking that as well and we're seeing good growth in that area also. So, no. I don't think we're at 50%, but I'd be hesitant to give you an actual number. It's a little early for that.

Brian P. Skorney – Analyst, Robert W. Baird & Co., Inc.

Great. And just real quickly, can you remind us what the threshold was for cohort expansion in the myeloma study?

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

Yeah. That's a great question, Brian. We haven't actually released that yet. We'll hopefully be having that in an update when we share the data at a congress down the road. So now that we've expanded the cohort, we're encouraged by the data we saw in Cohort 4. If we continue to see that signal in the full expansion of 43 patients, then that will be encouraging and reaffirming. The signal we're seeing here is in the 18 patients in Cohort 4 with dexamethasone.

Brian P. Skorney – Analyst, Robert W. Baird & Co., Inc.

All right. Thanks, guys.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator

Thank you. Our next question comes from Katherine Xu of William Blair. Your line is open.

Katherine Xu – Analyst, William Blair & Co. LLC

Hi. Good morning. I have a question on the follicular lymphoma side for the PCYC-1125, that Phase II study. Are we going to see data this year, if it's frontline?

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Hi, Katherine. Thank you for your question. It's unlikely that we will be able to release that data. We have started enrollment of that program just this past quarter, and for follicular it usually takes, for responses it may take some time to mature. We are definitely watching that study very quickly and we are very much on track in terms of enrollment. But whether we're going to be able to provide meaningful data this year is not entirely clear to me at the moment.

Katherine Xu – Analyst, William Blair & Co. LLC

And what is the Phase III plan there? After you see your data from the Phase II, then you would probably design Phase III? Is that how it is?

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

In terms of follicular, the overall clinical program is quite broad. We have multiple trials in multiple clinical settings evaluating either single agent or combination therapies. In the relapsed double refractory population, we're doing a single agent trial led through, our partner is Janssen. That's in patients who have had at least two priors, and it's ongoing and enrolling.

In the relapsed setting more broadly, we have a combination trial with bendamustine or R-CHOP plus or minus ibrutinib. It's a Phase III trial that's been initiated, and that trial is enrolling as well. Then, in the frontline setting, we're putting together our first clinical data of a CD-20 antibody with ibrutinib. There's two dose schedules for that regimen. One starts with ibrutinib and then after a month you start, you add in the CD-20 with ibrutinib, and the other is concomitant administration. So that'll provide comparative data.

There's really good historical data in frontline follicular to see how we're doing compared to other available therapies. We'll obviously be doing bio-markers or other work to determine if we can look at patient enrichment. But we're very hopeful that the study will show good results.

Katherine Xu – Analyst, William Blair & Co. LLC

Any thoughts on your HDAC inhibitor and the combinations, potential combinations from there?

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

Yeah. We are evaluating combinations with our HDAC inhibitor. We have been looking at new formulations, a CDP, a clinical development plan, for the HDAC inhibitor and of interest would be combinations with ibrutinib.

Katherine Xu – Analyst, William Blair & Co. LLC

So, for the study design for Waldenstrom's is pretty much, for the Phase III, it's pretty much IMBRUVICA versus placebo then?

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Rituximab. It's rituximab. It's the standard of care, actually.

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

Yeah, so that's a good question. The trial design is slightly different than what we had in the Treon study. The Treon study is, if not the largest, it's one of the largest Waldenstrom's studies conducted to date and we have 63 patients of data, which is a very robust data set, looking at single agents, ibrutinib in Waldenstrom's. For the Phase III, we chose to, for the treatment arm, do RITUXAN in combination with ibrutinib, as compared to in the control, RITUXAN alone.

So that trial will give us combination data and then the Treon trial will give us single agent data. And thus at the end of this development program, we will have different data sets to inform different physicians for a patient who may be appropriate for single agent therapy as opposed to combination therapy.

Katherine Xu – Analyst, William Blair & Co. LLC

Great. And then on the multiple myeloma side, if you don't mind, I guess you're looking at the dex resistant patients -- in patients you're doing IMBRUVICA in combination with dex, so probably that's overcoming dex resistance? And also, I guess the rationale for Kyprolis combination is kind of similar in that way?

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

Yeah, that's exactly right. Based on this initial signal, it does appear that the addition of dexamethasone may help synergize and improve the activity of ibrutinib in myeloma. This is early data with 18 patients, but that's clearly what the trial, as it's laid out, shows to date. And there are a number of other examples in the myeloma space where single agent therapies don't show responses unless they're added with dexamethasone.

So we're hoping that this is retelling that story and by expanding this cohort, we will be able to affirm that data. And we're also looking at combinations with carfilzomib and even potentially dex in other spaces.

Katherine Xu – Analyst, William Blair & Co. LLC

Thank you.

Operator

Thank you. Our next question comes from Ian Somaiya of Nomura Securities, your line is open.

Ian Somaiya – Analyst, Nomura Securities International, Inc.

Thanks. And congratulations on the solid results. I wanted to explore your guidance a little bit more and maybe based on a survey that we published recently. I wanted to get, in the first pass, if you could share with us what portion of your target physicians have at this point prescribed IMBRUVICA, and then whether there was – whether you're going through what might be an initial pent-up demand phase in terms of poorer patients?

And then third, if you can give us a sense for how much second and first-line usage you're seeing, because at least the physicians who responded to our survey did point to wanting to use the drug immediately in those settings.

Matthew Outten – VP, Commercial Operations Pharmacyclics, Inc.

Yeah, so this is Matt again. There were a couple questions in there. In terms of penetration I'd have to sort of reiterate my previous statement. We do track those numbers and have them, but on a public call we're not going to release sort of how well we've done in terms of penetration. I guess I would say, suffice it to say, we have very robust targeting lists, we have very large field forces in play between both Pharmacyclics and JBI, and we're very much on top of and focused on getting to all of the prescribers, and specifically the large prescribers within the academic and community settings.

Ian Somaiya – Analyst, Nomura Securities International, Inc.

And just with the other questions related to pent-up demand and whether you're seeing usage first and second line?

Matthew Outten – VP, Commercial Operations Pharmacyclics, Inc.

Yeah, we're indicated as one prior therapy so I would say we're seeing use in CLL and MCL according to our indication. As far as front line, I would repeat Bob's statement from earlier as well that that's not our focus. We'll be able to probably give more color on that later in the year.

Ian Somaiya – Analyst, Nomura Securities International, Inc.

Right. I know there's obviously been some confusion caused by the prescription services, but if you look at the revised prescription data by IMS as well as by Symphony, just the monthly data, not the weekly data, but the monthly data, you really can assume prescriptions stay relatively flat for the remainder of the year. We're already at the low end of the your guidance, 2014 guidance, and there really – and if we think about the impact that presentations of Phase III data would have at the ASCO and the subsequent usage, one would think that even the high end of your guidance would be quite conservative. And at least that's what our survey seemed to imply.

So just again trying to – and I understand the comment made earlier that you agree that the guidance is conservative, but I just – the larger question is what's motivating you to give guidance at all at this point, and give guidance which really does seem to downplay the – what is likely to happen this year?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

A couple of items there, Ian. You do have access to IMS and Symphony data. It's updated once a month so that should be able to allow you to comfortably update your forecast. It's unusual, I guess in retail sales, certain companies produce numbers on a monthly basis as well. So unique to this industry, at the end of each week, at the end of each month you have a look into a window here that many other businesses don't enjoy. So with that background, we've provided a baseline and you can adjust numbers weekly and monthly as you see that it makes sense.

On the MCL I believe we have penetrated about 30%. We have about a 30% share. We're the leading molecule prescribed in that area, that histology for good reason. And it's really just too early to discuss the CLL. We've got a label for just the last six weeks of the quarter. So I think when you take our comments as a baseline and you've got IMS/Symphony numbers, you can look – every Friday you can see exactly what's happened, they're not too far off there.

So I think there's plenty of color for each of you as good analysts to come up with the correct number. We just basically are not paid for sticking our necks out, unlike yourselves. You can get all-star awards for sticking your necks out and being right. We get rewarded if we don't overstate and then under-deliver. So that's the context in which we have made some forecasts and we thought we would rather give you a bottom line rather than nothing, and that's what we've done.

Ian Somaiya – Analyst, Nomura Securities International, Inc.

And that's fair and I think we all really appreciate that. If I could just ask one follow-up on the multiple myeloma side, and again I think it's an exciting development that you're finally reaching this threshold. Was [audio gap] (44:18) changes in all your development strategy going forward, do you see this as a potential combination agent with dex alone? I think we all understand and appreciate the safety profile of the drug, if you'll finally see the efficacy that's required in that setting. Just curious if that's now a development strategy that you could pursue in the larger setting. And then does this also open up an opportunity to explore combinations, novel combinations beyond just the one that you're exploring with the proteasome inhibitor?

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

Yeah. It's a good question, and yes, I do think it changes the way we see the development in that. What we are looking at in the future is combination strategies. The 1111 trial, both at lower dose single agent and at the 840 mg single agent, although there was some activity, did not have the level of activity we would want to take it to larger development programs.

But in combination, in these first 18 patients, we saw certainly enough activity to meet this threshold and expand. So this suggests that dexamethasone may potentiate ibrutinib, and hence we are looking at how we can integrate and if we should integrate dexamethasone into future combinations, as is done with many other agents in myeloma.

So whether it's an IMiD or proteasome inhibitor, those are frequently given in combination with dexamethasone. So we are looking at how we should be integrating dex into our program and other combination strategies which can help potentiate ibrutinib.

Ian Somaiya – Analyst, Nomura Securities International, Inc.

Okay. Thank you very much, and congratulations once again.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome. Thank you.

Operator

Thank you. Our next question comes from Cory Kasimov of JPMorgan. Your line is open.

Whitney G. Ijem – Analyst, JPMorgan Securities LLC

Hi. This is actually Whitney on for Cory this morning. I guess first question, in term -- I know it's early in the launch still, but can you comment around dropout rates that you're seeing in the field and if they're kind of in line with your expectations? Or is there any unexpected churn in terms of patients on drug?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

There is no unusual churn. I think the rates are to be expected. You do start with a very conservative group of community doctors that will provide you with a sick patient more so than say average. Then you work your way up the ladder to better and healthier patients. So we're energized by the process and obviously, the momentum shows that even those sicker patients are doing better than they otherwise would've been doing. So all is well in that regard.

Whitney G. Ijem – Analyst, JPMorgan Securities LLC

Got it. And then, can you give us any more color in terms of the patient mix by payer, just as you kind of think about gross to net moving forward?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Manmeet?

Manmeet Singh Soni – Chief Financial Officer, Pharmacyclics, Inc.

Yes. Currently, I think our current mix of the patients is pretty much 50% each for Medicare and the commercial patients. On the gross to net, currently as you saw, we are at approximately 13% for the first quarter. We expect some quarter-on-quarter variability but we should be in the range of 10% to 15%, depending upon the payer mix and discounting. And our gross number were higher in the first quarter because of our share of the donut hole for Medicare patients.

Whitney G. Ijem – Analyst, JPMorgan Securities LLC

Got it. Thanks for taking the questions.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome, Whitney.

Operator

Thank you. Our next question comes from Navdeep Singh of Goldman Sachs. Your line is open.

Navdeep Singh – Analyst, Goldman Sachs & Co.

Hey, good morning, guys, and thanks for taking my questions. Just a couple of follow-ups on the guidance questions that you've been getting. You've indicated your guidance for IMBRUVICA is about $295 million for 2014, and you've also indicated that it's conservative. I'm wondering what your thoughts are on the Q2 guidance of $80 million dollars. Do you believe that's conservative, as well?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yes.

Navdeep Singh – Analyst, Goldman Sachs & Co.

Okay. That's very helpful. And then, I guess another follow-up on the guidance. Do you assume that the guidance that you're going out assumes the worst-case scenario?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yes.

Navdeep Singh – Analyst, Goldman Sachs & Co.

Okay. And then, can you compare how the launch has done compared to the Glivec launch?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Better.

Navdeep Singh – Analyst, Goldman Sachs & Co.

Okay. All right. I'll go back in the queue. Thanks a lot, Bob.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator

Thank you. Our next question comes from Robyn Karnauskas of Deutsche Bank. Your line is open.

Robyn Karnauskas – Analyst, Deutsche Bank Securities, Inc.

Great. Congratulations, guys. And I think the guidance is great and very helpful. And the signal on myeloma is very exciting. I'm just going to ask one question. So, on the next part of your franchise, so for the BTK in RA, can you give us some color on, update on timing and what kind of data we could see in a press release, or would it just be top line and how you're thinking about bringing in other molecules that now might go be collaborative or work with your BTK? Thanks.

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Thank you, Robyn. That's a great question. We are conducting a study which is fairly standard in terms of early program. It's a combination of single ascending combined by multiple ascending dose. And, of course, patient safety is our top priority, so in terms of how the cohorts are stacked, they're fairly linearly stacked, which is why Jesse noted that the earliest points of data that we expect is around first quarter 2015. So we are proceeding with our single ascending dose program and multiple ascending is probably later this year assuming no surprises. This is our current plan. We are very much on target. And we would expect that we will start around the multiple ascending fairly quickly.

In terms of what other combination, I think that was your second part of your question, it really will depend on the profile of the compound in terms of safety, dose, efficacy and otherwise. So it may be a little early for us to be able to say what combinations would be beneficial. But absolutely that would be something we would consider as soon as we have access to the data.

Robyn Karnauskas – Analyst, Deutsche Bank Securities, Inc.

Great. Thank -- and as far as what you'll release, would you press release the entire data set or just the top line and save it for a medical meeting?

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

I think it would depend on the nature of the data and it would depend on the significance of it. We would have to make a decision when we actually have the data in hand. Again it's maybe a little premature to decide not knowing what the data would look like.

Robyn Karnauskas – Analyst, Deutsche Bank Securities, Inc.

Okay. Thank you.

Operator

Thank you. Our next question comes from Jason Kantor of Credit Suisse. Your line is open.

Jason D. Kantor – Analyst, Credit Suisse Securities

Hello and thanks for taking the question, and congratulations as well on a good quarter. A lot of my questions have been answered. I guess two things. On the myeloma data, should we be thinking ASH or is there some other meeting before ASH when we might take a look at that data?

And then a commercial question. I mean you said that there was some education that needs to be done in the community. I guess I'd be very interested to hear what if any kind of pushback you might be getting from folks who – are there people on the sidelines, why are they on the sidelines? Do you expect the data at ASCO to change that in any way?

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Jason, we're rolling this out in a sequential basis. We have a lot of feet on the street, a lot of education to do. I think it's appropriate to consider in the community hospital they know a lot less about IMBRUVICA than do those in the academic centers, but we're really pleased with the uptake in community centers. There are regions where multiple doctors are dosing significantly. It'll take a little time to really sweep the streets clean. It's a process that will occur over Q2, Q3 and Q4, but I would say this uptake is going quite well.

And those that are on therapy, by survey feedback, are more impressed than they thought they would be. So that's what I can tell you. So the good news is the IMBRUVICA drug is really carrying its weight and we're encouraged by the response that physicians are achieving with the product. And I think ASCO, anytime you can be at a meeting like ASCO and have overall survival to discuss, and you'll see the degree to which we are able to discuss that is pretty robust, certainly, it's going to buoy the crowd. So I would look for ASCO to be a good ASCO for us and then over the next several months, you'd see the impact of that in the prescriber numbers and patients onboard.

Jason D. Kantor – Analyst, Credit Suisse Securities

And then in terms of the myeloma data, is that at ASH or sometime before?

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Hi, Jason. I can address that. We are planning on having that data ready for ASH as of now.

Jason D. Kantor – Analyst, Credit Suisse Securities

Thank you.

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Sure.

Operator

Thank you. Our next question comes from Matthew Andrews of Wells Fargo Securities. Your line is open.

Matthew J. Andrews – Analyst, Wells Fargo Securities LLC

Thank you, good morning. Question for Jesse, following up on Jason's question. So how important do you believe the RESONATE data will be at ASCO in terms of growing scripts? Does your market research suggest that there's some conservative hematologists who still want to see significant OS and PFS before broadly prescribing IMBRUVICA in CLL? And just one for Manmeet, can you confirm that you indicated COGS would be high single-digits going forward? Thank you.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

What was that last part of the question, Matthew?

Matthew J. Andrews – Analyst, Wells Fargo Securities LLC

Yeah, just on the COGS, I thought Manmeet mentioned it would be high single-digits going forward. It was a bit of a step down from Q4. Just wanted to know what we should think about going forward on cost of goods sold.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Manmeet will address the cost of goods sold first, and we'll turn it over to Jesse.

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

So, I mean...

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Jesse, Manmeet will handle the cost of goods and then over to you.

Manmeet Singh Soni – Chief Financial Officer, Pharmacyclics, Inc.

Hi, Matt. So for cost of goods sold, currently we are approximately 11% and as I mentioned in my script that we think that will normalize to a high single-digit, so you should expect that to be lower than 10% in the next two quarters.

Matthew J. Andrews – Analyst, Wells Fargo Securities LLC

Okay, thanks.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

And that's inclusive of royalty payments.

Manmeet Singh Soni – Chief Financial Officer, Pharmacyclics, Inc.

That's right.

Matthew J. Andrews – Analyst, Wells Fargo Securities LLC

Okay.

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

In terms of the question about the data at ASCO, as a hematologist/oncologist, I can tell you that the data is very compelling. With CLL as a chronic disease, it's a very difficult threshold to show an improvement in survival in a chronic disease. In fact, this is the first trial ever to show improved survival when you're looking at versus an active comparator. Typically, to show an improvement in survival at an interim analysis is even more difficult. You can certainly look at models on this and statistics, but with the number of events that you see at an interim, to show this robust improvement in survival really speaks to the volume of the effect.

So I think that this is – this will have an impact and it is good data. To hit the primary endpoint of PFS and OS really does speak to the effect of the drug and at some levels potentially a paradigm shift in the field to look at inhibition as a critical part of treating patients with CLL. So I – we're hopeful that will be the take home, but time will tell. We do think the data is very reassuring and compelling.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

And Matthew, over 57 patients crossed over. That's over 25% of on trial, and we still hit the data. You'll see the p value numbers when they manifest but they're spectacular. In addition, OS, if that doesn't move the dial then I don't know what else you have to do to move it. This will be a first, but like you asked the question, what difference does it make, we think a lot, but let's see.

Matthew J. Andrews – Analyst, Wells Fargo Securities LLC

Great. Thank you.

Operator

 Thank you. Our next question comes from Geoff Porges of Bernstein. Your line is open.

Raluca Pancratov – Analyst, Bernstein

Good morning. This is Raluca Pancratov in for Geoff. Thank you very much for taking the questions. So I have a couple of questions. First of all, can you comment on what the average duration on the drug has been to date, and also what the average duration of discontinuations has been? And then also can you speak to any plans to formally include combination data for IMBRUVICA and CD-20 in the IMBRUVICA label? Thank you.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Well, no. No, on the first two. And CD-20s, we will be releasing data. Again, I think that'll be very eye-popping, so you'll all get it at the same time as it's announced. But yeah, we're excited about – we have, as Maria pointed out, half of our trials are in combination, so it's – we just felt it was very important to stake a claim as – with a novel therapy, what it could really do standing on its own. That's been spectacular. We only think that the combination results will get better and you'll see some of that in the reports that we provide at ASCO coming up.

On duration, just too early really to get into those numbers for multiple reasons, but obviously something's working well because you can see the lift in business. It's a five-fold increase in direct sales and in revenue from $10 million to a little over $50 million, so it's got to be going pretty good.

Raluca Pancratov – Analyst, Bernstein

Great. Perfect. Thank you so much.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome. Say hello to Geoff for us.

Operator

Thank you. Our next question comes from Mike King of JMP Securities. Your line is open.

Mike G. King – Analyst, JMP Securities LLC

Thanks for taking the follow-up, guys. A bigger picture question. I think we've discussed this on prior calls, but one of the issues that crops up a lot when I talk to investors about PCYC and IMBRUVICA is the supposed better response rates that are seen with ABT-199, and we know that Roche will have data in combination with ABT-199 plus with GAZYVA at ASCO. So just again, bigger picture question, has to do with the topic of complete response and minimal residual disease and the future trends in CLL therapy and how you guys plan on responding to that?

Jesse McGreivy – Chief Medical Officer, Pharmacyclics, Inc.

Yeah, thanks, Mike. This is a great question. So ABT-199 does appear to be active based on their preliminary data they've shared. We're obviously going to be looking at their combination data that will be presented. There is an interest, of course, always in combining novel-novel agents and whether it's ibrutinib in combination with a Bcl-2 inhibitor, or PI3 kinase inhibitor, whatever the newer therapies that are coming out, we're obviously looking at those sort of trials actively at this time.

And I do think for a subset of patients these MRD-negative events are going to be important, especially the young sick patients in treatment-naive setting, that's going to be an important outcome for them. For the vast majority of patients, the bulk of the patients being 70 or older, whether or not a very deep response with a well-tolerated therapy, three pills a day that's prolonged over many years, whether that's any different than a patient who has to go through combination regimens to achieve MRD-negative status, that's not clear how that's going to play out.

But I think from our perspective, we're very excited about the activity of ibrutinib as a single agent. It's a very active drug in terms of response. If you look at the O'Brien data published at ASH of 2013, the response rates are north of 80% in the aggregate in the CLL population by investigator response. And they continue to improve over time with many patients. So it's really remarkable data, and it's a very active drug in terms of response. So I think this story will play out, and we will get more combination data moving forward.

Mike G. King – Analyst, JMP Securities LLC

Okay. Then just a complete separate topic. Will the autoimmune – are you guys going to start referring to the autoimmune compound by either a PCI designation or some kind of USAN name at some point? When may we start to hear that?

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Thank you for that question, Mike. So USAN names are usually granted around Phase II, so as of now we don't have a USAN name to refer to it. There's an internal compound number which we haven't released for this particular program. And again, as we have referred before, we expect to be able to release maybe preliminary data by around first quarter 2015. We'll be able to release the compound number at that time.

Mike G. King – Analyst, JMP Securities LLC

But you will have data before the end of the year, is that correct? Is that what you were saying in your...

Maria Fardis – Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

I expect that, yes. Our single ascending dose is expected – we should have that data available to us. For multiple ascending really that's where you have potentially patients enrolled and that's where efficacy is seen. So that's why I'm referring to first quarter 2015.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Mike, this is Bob. It's interesting to note, whenever the word competitive molecules comes up they'll mention a drug name, but all of these are in CD-20 combinations. So there isn't a single one at this point that is monotherapy single agent. So you will see a substantial data release from us that indicates our ability to combine with CD-20. I think you'll agree it's outstanding. Where we differentiate ourselves is the Susan O'Brien data that comes out over a three-year period of time, is that equation that we suggest everyone use is efficacy plus duration plus tolerability. Clearly, we're doing quite well and we have data coming forth with the CD-20 combination.

But the numerator is powerful, but the denominator here of toxicity squared is where the drugs are going to make it or break it. So over time, we'll wait and see how the other drugs that you've mentioned do, but our data is known. So we have stable data of both numerator and denominator, single agent and in combination. When you put it all together, I think it makes a lot of sense to run the comparisons and see where everybody comes out. But until they have three-year data, both front line and in relapsed refractory multiple dose patients, it's difficult to really make a fair comparison.

Mike G. King – Analyst, JMP Securities LLC

Yeah, no. I hear what you're saying, Bob. I just think that what investors tell me what excites them is that proportion of CRs, and not that IMBRUVICA response rates aren't impressive, but that the proportion that are CRs is what people are focusing on.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Understood.

Mike G. King – Analyst, JMP Securities LLC

Thank you.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator

 Thank you. I'm not showing any further questions in queue. That does end the Q&A session. I'd like to turn the call back over to the CEO for any further remarks.

Robert W. Duggan – Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you. Progress of this breadth and quality is never easily accomplished. It requires a team of dedicated people with focused attention and high purpose. We have such a team. We also have an excellent partner in Janssen Biotech that shares our philosophy. We together enjoy the process of introducing novel, viable biotech therapies into the worldwide oncology healthcare market.

Our next investor update will occur on the 2nd of June at the tail end of the ASCO conference being held in Chicago, and we look forward to updating each of you at that time. Thank you very much for your time and attention. Have a good day.